UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2005

iPass Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50327 (Commission File Number)	93-1214598 (IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California (Address of principal executive offices)	94065 (Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On June 13, 2005, the Compensation Committee of iPass, Inc. increased the cash compensation of Frank Verdecanna, iPass’ Vice President and Corporate Controller and now Interim Chief Financial Officer, to an annual salary of $190,000, with a target bonus of $60,000.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 8, 2005, Donald McCauley, Vice President and Chief Financial Officer of iPass Inc., notified iPass that he will resign from his positions with iPass. Mr. McCauley informed iPass that he was resigning to pursue an opportunity to join a privately-held company as its Chief Financial Officer. Mr. McCauley will remain at iPass in his role as Chief Financial Officer until July 8, 2005.

     On June 13, 2005, the Board of iPass appointed Frank Verdecanna to act as iPass’ Interim Chief Financial Officer of iPass Inc., effective July 8, 2005.

     Mr. Verdecanna, age 34, joined iPass in October 2000 as Corporate Controller, and was appointed Principal Accounting Officer by the iPass board of directors in January 2003. In December 2004, Mr. Verdecanna was appointed as Vice President in addition to his role as Corporate Controller. Prior to joining iPass, Mr. Verdecanna was Vice President and Chief Financial Officer for Impact Hire, Inc., a recruiting software and service provider from October 1999 to October 2000. From November 1996 to June 1999, Mr. Verdecanna served in various positions, most recently, as Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company until its acquisition by Sterling Software, Inc. From December 1993 to November 1996, Mr. Verdecanna worked for Coopers and Lybrand L.L.P., leaving as a senior associate. Mr. Verdecanna holds a B.S. degree in business administration from California Polytechnic State University, San Luis Obispo and is a Certified Public Accountant.

     Mr. Verdecanna does not have an employment agreement with iPass, and is employed at will. Mr. Verdecanna’s cash compensation is set forth under Item 1.01 of this Current Report on Form 8-K. Mr. Verdecanna also receives stock options from time to time at the discretion of iPass’ Compensation Committee.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.
By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Vice President, General Counsel and Secretary

Dated: June 14, 2005